Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Function(x) Inc.

New York, New York

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated October 11, 2016, relating to the consolidated financial statements of Function(x) Inc. (formerly known as Viggle Inc.) as of June 30, 2016 and 2015 and for each of the years then ended, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

BDO USA, LLP

New York, New York

January 18, 2017